UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2022

Aspen Aerogels, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36481	04-3559972
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 Forbes Road, Building B, Northborough, MA	01532
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (508) 691-1111

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock	ASPN	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

General Motors Loan Agreement

On November 28, 2022, Aspen Aerogels Georgia, LLC, a Georgia limited liability company (the “Borrower”), a wholly-owned subsidiary of Aspen Aerogels, Inc., a Delaware corporation (the “Company”), entered into a Loan Agreement (the “Loan Agreement”), by and between (i) the Borrower, (ii) the Company and (iii) Aspen Aerogels Rhode Island, LLC, a Rhode Island limited liability company (“Aspen RI” and, together with the Borrower and the Company, each, a “Loan Party” and collectively, the “Loan Parties”), as guarantors, and (iv) General Motors Holdings LLC (“GM”), as lender. The Borrower is required to use the proceeds of the Loan (as defined below) in connection with the construction and operation of an aerogel manufacturing facility in Bulloch County, Georgia (the “Plant”), in the manner prescribed in a pre-determined budget (subject to a permitted variance) to fund the construction of and equipment for the first phase of the Plant (the “Budget”). The Loan Agreement provides for a multi-draw senior secured term loan in an aggregate principal amount of up to $100.0 million (the “Loan”), available to the Borrower to draw on a delayed draw basis after January 1, 2023 to September 30, 2023, subject to certain conditions precedent to funding. The interest rate on the Loan is equal to the term Secured Overnight Financing Rate published by CME Group Benchmark Administration Limited for a six-month interest period (“Term SOFR”) plus 8.0% per year, subject to a term SOFR floor of 1.0% (the “Floor”), with a maturity date of the earlier of (i) March 31, 2025 and (ii) 90 days prior to the maturity date of any other debt facility to which the Loan Parties may be a party (other than any revolving loan agreement) (the “Maturity Date”). At the Borrower’s election and prior to the issuance of a certificate of occupancy for the Plant, interest may be paid-in-kind (“PIK”) at a rate equal to Term SOFR (subject to the Floor) plus 9.0% per year.

The Loan Agreement includes representations and warranties, affirmative covenants (including reporting obligations and an affirmative covenant requiring that proceeds of the Loan are used solely in accordance with the Budget), and negative covenants that are customary in credit agreements and construction financing documents and, in each case, subject to certain permitted exceptions and baskets. There are no financial covenants. The Loan is prepayable at any time without premium or penalty and must be paid in full on the Maturity Date. Mandatory prepayment of the Loan is required upon the occurrence of certain events as specified in the Loan Agreement, including the receipt of proceeds (i) upon certain dispositions of assets and (ii) upon incurrence of certain indebtedness and in connection with specified equity offerings (other than proceeds used exclusively for the Plant) in excess of $300.0 million. The Loan is guaranteed by the Company and Aspen RI, and is secured by a first-priority lien in favor of GM on substantially all assets of the Loan Parties, including the Rhode Island real estate and the Georgia leasehold interest, with the exception of the Company’s intellectual property assets and certain pumps pledged to secure an EDGE grant from the Georgia Department of Community Affairs. The existing convertible notes issued to Wood River Capital, LLC (the “Purchaser”), an entity associated with Koch Strategic Platforms, LLC (collectively, including their affiliates “KSP”) on February 18, 2022 are subordinated to the Loan pursuant to a customary subordination agreement.

The first $33.0 million of the Loan will be available upon meeting various conditions, including, among other conditions, the receipt of an equity investment of not less than $100.0 million in gross proceeds by KSP, which shall be contributed to the Borrower and disbursed in full in accordance with the Budget prior to any advance under the Loan Agreement. The remainder of the Loan will be available upon meeting various conditions (including, among other conditions, the concurrent contribution to the Borrower and disbursement of proceeds received from any equity or debt financings that is permitted under the Loan Agreement in an amount equal to three times the amount of such borrowing) and meeting certain milestones (with a cap of (i) $50.0 million in the aggregate of the Loan that may be funded prior to achieving the first site work and foundations milestone and (ii) $80.0 million in the aggregate of the Loan that may be funded prior to achieving the second key framing and structural steel milestone).

The Loan Agreement also contains events of default that are customary in credit agreements and construction financing documents, pursuant to which GM would be permitted, under certain circumstances, to accelerate the Loan and terminate any unused commitments thereunder and to exercise other remedies, subject in certain circumstances to specified grace periods, thresholds, and exceptions. These events of default include, among others, payment defaults, cross-defaults to certain material indebtedness, material contracts and project documents related to the Plant, covenant defaults, material inaccuracy of representations and warranties, bankruptcy events, governmental attachment or levy of assets, material judgments, invalidity of Loan Documents and material defects with respect to guarantees and collateral, change of control, certain criminal or civil proceedings, certain defaults under performance bonds issued with respect to the Plant, lapse of certain permits required for the Plant, cessation of construction and failure to achieve certain milestones.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement, which is filed as Exhibit 10.1 attached hereto.

Amendment to Note Purchase Agreement

On November 28, 2022, the Company entered into an Amendment to Note Purchase Agreement (the “Amendment”) with Wood River Capital, LLC to modify the Note Purchase Agreement (the “Note Purchase Agreement”), dated as of February 15, 2022, by and among the Company and the Purchaser. The Amendment revises the Note Purchase Agreement to remove certain transfer restrictions on Convertible Senior PIK Toggle Notes dated February 18, 2022, due 2027 (the “Convertible Note”) and the shares underlying the Convertible Note.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.2 attached hereto.

Amendment to the Convertible Note

On November 28, 2022, the Company entered into an amendment to the Convertible Note (the “Convertible Note Amendment”) with Wood River Capital, LLC to reduce the initial Conversion Price (as defined in the Convertible Note) by $5.00 per share from $34.936625 per share to $29.936625 per share, by increasing the initial Conversion Rate (as defined in the Convertible Note) from 28.623257 shares per $1,000 of Capitalized Principal Amount (as defined in the Convertible Note) to 33.400100 shares per $1,000 of Capitalized Principal Amount under the Convertible Note.

The foregoing description of the Convertible Note Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Convertible Note Amendment, which is filed as Exhibit 10.3 attached hereto.

Item 1.02	Termination of a Material Definitive Agreement.

On November 28, 2022, the Company and Silicon Valley Bank (“SVB”) terminated the Second Amended and Restated Loan and Security Agreement, dated as of March 12, 2021 and amended on September 29, 2021, December 27, 2021, March 31, 2022, April 28, 2022, June 23, 2022, August 26, 2022 and October 14, 2022 (as amended, the “SVB Loan Agreement”), by and between the Company, as borrower, and SVB, as lender, pursuant to a pay-off letter (the “Termination Letter”), in accordance with the terms of the SVB Loan Agreement. Pursuant to the Termination Letter and the SVB Loan Agreement, the Company continues to be bound by certain terms under the SVB Loan Agreement that customarily survive the termination of similar agreements, including, without limitation, certain indemnification obligations. The SVB Loan Agreement provided for an asset-based revolving credit facility in an amount of up to $20.0 million. As disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 and filed with the U.S. Securities and Exchange Commission on November 7, 2022, the Company had no amounts drawn under the SVB Loan Agreement as of September 30, 2022. As of the date of the Termination Letter, the Company had no amounts due or owed to SVB under the SVB Loan Agreement for any principal, interest, or other amounts, other than approximately $1.2 million in letters of credit that were issued under the SVB Loan Agreement and will be cash collateralized in connection with the termination of the SVB Loan Agreement. As the Company is required to pay unused line fees with respect to the SVB Loan Agreement, but does not plan to request any further advancements under the SVB Loan Agreement, the Company and SVB have decided to terminate the SVB Loan Agreement. The Company is permitted pursuant to the terms of the Loan Agreement with GM to replace the SVB Loan Agreement with a future working capital line of up to $50.0 million, subject to entry into an intercreditor agreement on the terms set forth in the Loan Agreement with GM.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information related to the Loan Agreement and the Amendment to the Convertible Note contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Loan Agreement, dated November 28, 2022, by and between the Company, Aspen Aerogels Georgia, LLC, Aspen Aerogels Rhode Island, LLC and General Motors Holdings LLC.

10.2	Amendment to Note Purchase Agreement, dated November 28, 2022, by and between the Company and Wood River Capital, LLC.

10.3	Amendment to Convertible Senior PIK Toggle Notes due 2027, dated November 28, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Aspen Aerogels, Inc.

Date: November 29, 2022	By:	/s/ Ricardo C. Rodriguez
	Name:	Ricardo C. Rodriguez
	Title:	Senior Vice President, Chief Financial Officer and Treasurer